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                                  Exhibit 99.3

Contact
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Brandi R. Whaley, Public Relations Specialist
(717) 735-5651

March 1, 2002
FOR IMMEDIATE RELEASE

STERLING FINANCIAL CORPORATION ACQUIRES EQUIPMENT FINANCE, INC.

LANCASTER, PA - Sterling Financial Corporation (NASDAQ: SLFI) is pleased to announce the consummation of the acquisition of Equipment Finance, Inc. ("EFI"), headquartered in Lancaster, PA. Sterling Financial Corporation issued approximately 954,000 shares of common stock and $9 million in cash to the shareholders of EFI in connection with this transaction.

The affiliation was completed pursuant to an Agreement and Plan of Reorganization dated November 5, 2002. The Agreement provides for Equipment Finance, Inc. to be operated as a subsidiary of Bank of Lancaster County, N.A.

John E. Stefan, Chairman, President and Chief Executive Officer of Sterling Financial Corporation said, "We are continually looking for opportunities that will make Sterling Financial Corporation a stronger, more diversified and increasingly profitable financial services company. We are extremely excited to have EFI join the Sterling Financial family of companies. By joining forces, we believe we can enhance EFI's growth prospects and bottom line performance. As a result, we currently expect the transaction to be accretive to earnings by $.06 to $.08 per share in its first twelve months of operations commencing from the effective date."

Equipment Finance, Inc. is a Lancaster based commercial finance company that specializes in financing forestry and land clearing equipment through more than 150 equipment dealer locations ranging from Maine to Florida. As of December 31, 2001, EFI's finance receivables were approximately $76 million. "Sterling Financial is a high-performing financial services company with a good track record and strong commitment to enhancing shareholder value. We look forward to joining Sterling Financial and working with the resources of such an outstanding, well-managed organization," said George W. Graner, President and Chief Executive Officer of EFI.

Sterling Financial Corporation now operates 51 banking locations in south central Pennsylvania and northern Maryland, through its subsidiary banks, Bank of Lancaster County, N.A., Bank of Hanover and Trust Company, First National Bank of North East and Bank of Lebanon County. As of December 31, 2001, total assets of Sterling Financial Corporation were approximately $1.86 billion. Sterling Financial Corporation also owns Sterling Financial Trust Company, which has close to $1 billion in assets under management.

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such


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statements due to various factors. Such factors include the possibility that increased demand or prices for Sterling Financial's or EFI's financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Sterling Financial's filings with the Securities and Exchange Commission.


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